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                                                                 EXHIBIT 5.1

                                DORSEY & WHITNEY LLP
                               220 SOUTH SIXTH STREET
                            MINNEAPOLIS, MINNESOTA 55402
                                   (612) 340-2600
                                FAX  (612) 340-2868



Arcadia Financial Ltd.
7825 Washington Avenue South
Minneapolis, MN  55439

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Arcadia Financial Ltd., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 100,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares") issuable pursuant to awards granted pursuant to that certain Non-Statutory Stock Option Agreement between the Company and Warren Kantor dated January 28, 1998 (the "Option").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Option, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the above-described Registration Statement.

Dated:  September 4, 1998
                                        Very truly yours,

                                        /s/ Dorsey & Whitney LLP